Exhibit 23.1

Consent of Ernst & Young Auditores Independentes S.S.

To: Tele Celular Sul Participações, S.A.

We hereby consent to the reference to our firm under the caption “Part Eight—Legal and Regulatory Matters—Experts” and to the use of our report dated January 16, 2004 with respect to the financial statements of Tele Celular Sul Participações, S.A. at December 31, 2003 and 2002, and for the three years in the period ended December 31, 2003, which are included in this Registration Statement on Form F-4 and related Prospectus of Tele Celular Sul Participações, S.A.

/s/    Ernst & Young Auditores Independentes S.S.

Curitiba, Paraná—Brazil

June 9, 2004